Exhibit 99.1

Contact:

Paul Nungester

EVP and CFO    419.785.8700

PNungester@yourpremierbank.com

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES SECOND QUARTER 2024 RESULTS

AND STRATEGIC MERGER WITH WESBANCO, INC.

DEFIANCE, OHIO (July 26, 2024) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2024 second quarter results and the signing of a definitive merger agreement with Wesbanco, Inc. (Nasdaq: WSBC).

Strategic Merger

On July 26, 2024, PFC and WSBC announced the signing of a definitive merger agreement under which PFC will merge into WSBC in a stock-for-stock transaction. Under the terms of the merger agreement, shareholders of PFC will receive 0.80 shares of WSBC common stock for each share of PFC common stock. Premier Bank, a wholly owned subsidiary of PFC, will merge into Wesbanco Bank, Inc., a wholly owned subsidiary of WSBC. Based upon a closing price for WSBC as of July 25, 2024 of $34.28, the transaction is valued at approximately $987 million, or $27.42 per common share of PFC. Upon closing, PFC shareholders will own approximately 30% of the combined company. The transaction is expected to close in the first quarter of 2025, subject to the approval of shareholders of both PFC and WSBC and regulatory approvals, as well as satisfaction or waiver of other customary closing conditions. Additional information can be found in the press release announcing the merger dated July 26, 2024.

Quarterly results

Net income for the second quarter of 2024 was $16.2 million, or $0.45 per diluted common share, compared to income of $48.4 million, or $1.35 per diluted common share, for the second quarter of 2023. Second quarter 2023 results included the impact of the disposition of the Company’s insurance agency, First Insurance Group (“FIG”), for a net gain on sale after transaction costs of $32.6 million pre-tax or $0.67 per diluted common share after-tax. Excluding the impact of this transaction, second quarter 2023 earnings were $24.2 million or $0.68 per diluted common share.

Net interest income and margin

Net interest income of $49.3 million on a tax equivalent (“TE”) basis in the second quarter of 2024 was down 0.7% from $49.6 million in the first quarter of 2024 and down 8.8% from $54.1 million in the second quarter of 2023. The TE net interest margin of 2.46% in the second quarter of 2024 decreased four basis points from 2.50% in the first quarter of 2024 and 26 basis points from 2.72% in the second quarter of 2023. These results are primarily impacted by changes in deposit balances/costs and loan balances/yields.

Total deposits decreased $4.8 million during the second quarter of 2024 from the first quarter of 2024 due to an $18.7 million decrease in customer deposits offset partly by an increase of $13.9 million in brokered deposits. Total average interest-bearing deposit costs increased nine basis points to 3.10% during the second quarter of 2024 from the first quarter of 2024. This increase was primarily due to new customer acquisitions and the migration of customers from non-interest-bearing deposits into interest-bearing deposits, including higher cost time deposits, as customers continue to seek better yields. Total average customer deposit costs including non-interest bearing and excluding brokered deposits and acquisition marks were 2.33% during the month of June, representing a cumulative beta of 41% compared to the change in the monthly average effective Federal Funds rate that increased 525 basis points to 5.33% since December 2021, as reported by the Federal Reserve Economic Data. Beginning in March 2024 and through June 2024, management implemented rate reductions in certain higher-cost deposit tiers. The benefit of those actions began to be realized in June 2024 as the 2.33% average cost noted above was a decline of two basis points from the prior month.

Total loans including held-for-sale decreased $10.5 million, during the second quarter of 2024, primarily due to a $14.7 million decrease in residential loans including held-for-sale. Total average loan yields increased seven basis points to 5.26% for the second quarter of 2024. This increase was primarily due to origination of higher yielding loans and payoffs of lower yielding loans. Total average loan yields excluding PPP, balance sheet hedges and acquisition marks were 5.36% during the month of June (up seven basis points from 5.29% in March), representing a cumulative beta of 31% compared to the change in the monthly average effective Federal Funds rate for the same period.

Non-interest income

Total non-interest income in the second quarter of 2024 of $12.1 million was down 3.3% from $12.5 million in the first quarter of 2024, and down 6.5% from $12.9 million in the second quarter of 2023, excluding insurance commissions and the gain on sale of insurance agency, primarily due to fluctuations in mortgage banking income. Mortgage banking income decreased $0.3 million on a linked quarter basis and $0.9 million from second quarter 2023, primarily as a result of fluctuations in gain on sale margins and MSR valuation adjustments.

Security losses were $176 thousand in the second quarter of 2024, compared to losses of $37 thousand in the first quarter of 2024 and gains of $64 thousand in the second quarter of 2023, primarily due to valuation changes on equity securities. Service fees in the second quarter of 2024 were $7.0 million, an 8.4% increase from $6.5 million in the first quarter of 2024, but a 2.5% decrease from $7.2 million in the second quarter of 2023. This change was primarily due to fluctuations in loan fees, including commercial customer swap activity. Due to the insurance agency sale on June 30, 2023, there were no insurance commissions in the second quarter of 2024, compared to $4.1 million in the second quarter of 2023. Wealth management income of $1.8 million in the second quarter of 2024 was up slightly from $1.7 million in the first quarter of 2024 and 19.8% higher than $1.5 million in the second quarter of 2023. BOLI income of $1.2 million in the second quarter of 2024 included no claim gains, compared to $1.7 million in the first quarter of 2024, including $0.5 million of claim gains, and $1.0 million in the second quarter of 2023 with no claim gains.

Non-interest expenses

Non-interest expenses excluding transaction costs in the second quarter of 2024 were $38.2 million, a 4.4% decrease from $39.9 million in the first quarter of 2024, and a 6.6% decrease from $40.8 million in the second quarter of 2023, excluding transaction costs for the insurance agency sale. Compensation and benefits were $21.4 million in the second quarter of 2024, compared to $23.4 million in the first quarter of 2024 and $24.2 million in the second quarter of 2023. The linked quarter decrease was primarily due to lower staffing and items that occur annually in the first quarter. The year-over-year decrease was primarily due to the insurance agency sale, partially offset by costs related to higher staffing levels and higher base compensation, including 2024 annual merit adjustments. Data processing costs were $5.1 million in the second quarter of 2024, compared to $4.7 million in the first quarter of 2024 and $3.6 million in the second quarter of 2023, with the year-over-year increase primarily due to the new digital platform launched in October 2023. All other non-interest expenses decreased a net $0.1 million on a linked quarter basis due to cost saving initiatives and decreased a net $1.3 million from second quarter 2023 due to the insurance agency sale and cost saving initiatives. The core efficiency ratio for the second quarter of 2024 was 62.0% compared to 64.2% in the first quarter of 2024 and 57.5% in the second quarter of 2023. The ratio of core non-interest expenses to average assets improved to 1.78% for the second quarter of 2024 from 1.87% for the first quarter of 2024 and from 1.91% for the second quarter of 2023.

Credit quality

Non-performing assets totaled $64.6 million, or 0.74% of assets, at June 30, 2024, an increase from $39.3 million at March 31, 2024, and from $37.6 million at June 30, 2023. The increase was primarily due to one large commercial credit that was previously reported in classified loans. Loan delinquencies increased to $24.6 million, or 0.36% of loans, at June 30, 2024, from $18.3 million at March 31, 2024, and from $19.0 million at June 30, 2023. Criticized loans totaled $207.8 million, or 3.04% of loans, as of June 30, 2024, an increase from $191.5 million at March 31, 2024, and from $121.2 million at June 30, 2023.

The 2024 second quarter results include net charge-offs of $2.6 million and a total provision expense of $2.9 million, compared with net loan recoveries of $0.2 million and a total provision expense of $0.5 million for the same period in 2023. The change in provision is primarily due to higher charge-offs. The allowance for credit losses as a percentage of total loans was 1.16% at June 30, 2024, compared with 1.15% at March 31, 2024, and 1.13% at June 30, 2023.

Year to date results

Net income for the first half of 2024 was $34.0 million, or $0.95 per diluted common share, compared to income of $66.5 million, or $1.86 per diluted common share for the first half of 2023. First half

2023 results included the impact of the insurance agency sale for a net gain on sale after transaction costs of $32.6 million pre-tax or $0.67 per diluted common share after-tax. Excluding the impact of this item, first half 2023 earnings were income of $42.4 million or $1.19 per diluted common share.

Net interest income of $98.9 million on a TE basis for the first half of 2024 was down 10.4% from $110.4 million in the first half of 2023. The TE net interest margin of 2.48% in the first half of 2024 decreased 33 basis points from 2.81% in the first half of 2023. These results are positively impacted by the combination of loan growth and higher loan yields, which were 5.23% for the first half of 2024 compared to 4.76% in the first half of 2023. These results are negatively impacted by increase in the cost of funds in the first half of 2024 of 2.56%, up 84 basis points from the first half of 2023. The year-over-year increase is largely due to increasing costs of customer deposits and higher utilization of FHLB borrowings.

Total non-interest income in the first half of 2024 of $24.6 million was up 19.0% from $20.7 million in the first half of 2023, excluding insurance commissions and the gain on the sale of the insurance agency. Mortgage banking income increased $1.7 million year-over-year primarily as a result of a $1.3 million increase in gains due to better margins.

Security losses were $0.2 million in the first half of 2024 compared to $1.3 million in the first half of 2023, primarily due to valuations on equity securities. The company also sold $21 million of AFS securities for a $27 thousand gain with average yields less than FHLB borrowing rates during the first half of 2023. Service fees in the first half of 2024 were $13.5 million, a 1.1% decrease from $13.6 million in the first half of 2023, primarily due to fluctuations in loan fees including commercial customer swap activity and consumer activity for interchange and ATM/NSF charges. Due to the insurance agency sale on June 30, 2023, there were no insurance commissions in the first half of 2024, compared to $8.9 million in the first half of 2023. Wealth management income of $3.6 million in the first half of 2024 was up 17.7% from $3.0 million in the first half of 2023. BOLI income of $2.9 million in the first half of 2024 included $0.5 million of claim gains, compared to $2.4 million in the first half of 2023, including $0.4 million of claim gains.

Non-interest expenses excluding transaction costs in the first half of 2024 were $78.1 million, a 6.7% decrease from $83.6 million in the first half of 2023. Compensation and benefits were $44.7 million in the first half of 2024, compared to $49.8 million in the first half of 2023. The year-over-year decrease was primarily due to the insurance agency sale, partially offset by costs related to higher staffing levels and higher base compensation, including 2024 annual merit adjustments. FDIC premiums decreased $0.8 million on a year-over-year basis primarily due to lower rates. Data processing costs were $9.7 million in the first half of 2024, compared to $7.5 million in the first half of 2023, with the year-over-year increase primarily due to the new digital platform launched in October 2023. All other non-interest expenses decreased a net $1.9 million on a year-over-year basis due to the insurance agency sale and cost saving initiatives. The core efficiency ratio for the first half of 2024 of 63.1% increased from 59.2% in the first half of 2023 due to lower revenues partly offset by cost saving initiatives that began during the second quarter of 2023. The ratio of core non-interest expenses to average assets improved to 1.82% for the first half of 2024 from 1.98% for the first half of 2023.

The 2024 first half results include net loan charge-offs of $3.0 million and a total provision expense of $2.8 million, compared with net loan charge-offs of $2.2 million and a total provision expense of $4.2 million for the same period in 2023. The year-over-year change in provision expense is primarily due to a decrease in loans during the first half of 2024 compared to an increase in loans during the first half of 2023.

Total assets at $8.78 billion

Total assets at June 30, 2024, were $8.78 billion, compared to $8.63 billion at March 31, 2024, and $8.62 billion at June 30, 2023. Loans receivable were $6.68 billion at June 30, 2024, compared to $6.69 billion at March 31, 2024, and $6.71 billion at June 30, 2023. Securities at June 30, 2024, were $1.09 billion, compared to $1.02 billion at March 31, 2024, and $0.97 billion at June 30, 2023. All securities are either AFS or trading and are reflected at fair value on the balance sheet. Also, at June 30, 2024, goodwill and other intangible assets totaled $305.9 million compared to $306.8 million at March 31, 2024, and $309.9 million at June 30, 2023, with the decreases due to amortization of intangibles.

Total non-brokered deposits at June 30, 2024, were $6.80 billion, compared with $6.81 billion at March 31, 2024, and $6.58 billion at June 30, 2023. Brokered deposits were $382.7 million at June 30, 2024, compared to $368.8 million at March 31, 2024 and $413.2 million at June 30, 2023. FHLB borrowings increased to $393.0 million at June 30, 2024, from $253.0 million at March 31, 2024, but decreased from $455.0 million at June 30, 2023. On June 28, 2024, $50 million of deposits were received late in the day and used to paydown FHLB borrowings on July 1, 2024.

Total stockholders’ equity was $979.1 million at June 30, 2024, compared to $974.3 million at March 31, 2024, and $937.0 million at June 30, 2023, with the increases primarily due to net earnings in excess of dividends. Excluding goodwill and intangibles, tangible equity was $673.3 million at June 30, 2024, an increase from $667.5 million at March 31, 2024, and from $627.1 million at June 30, 2023.

Regulatory ratios all improved during the second quarter of 2024, including CET1 of 11.91%, Tier 1 of 12.41% and Total Capital of 14.25%. All of these ratios also exceed well-capitalized guidelines pro forma for including accumulated other comprehensive income (“AOCI”), including CET1 of 9.61%, Tier 1 of 10.10% and Total Capital of 11.95%.

Dividend to be paid August 16

The Board of Directors declared a quarterly cash dividend of $0.31 per common share payable August 16, 2024, to shareholders of record at the close of business on August 9, 2024. The dividend represents an annual dividend yield of 4.9% percent based on the Premier common stock closing price on July 25, 2024. Premier has approximately 35,839,000 common shares outstanding.

Conference call canceled

Premier will no longer host its previously planned conference call at 10:00 a.m. ET on Wednesday, July 31, 2024.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank. Premier Bank, headquartered in Youngstown, Ohio, operates 73 branches and 9 loan offices in Ohio, Michigan, Indiana and Pennsylvania and also serves clients through a team of wealth professionals dedicated to each community banking branch. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. (“Premier”) and its management, and include statements related to the expected timing, completion and benefits of the proposed merger with WesBanco, Inc. (“WesBanco”) (the ‘Merger”), future movements of interest rates, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this document will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved, including with respect to the Merger. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Factors that could cause or contribute to such differences include, but are not limited to, (1) the businesses of Premier and WesBanco may not be integrated successfully or such integration may take longer to accomplish than expected, (2) the expected cost savings and any revenue synergies from the proposed Merger may not be fully realized within the expected timeframes, (3) disruption from the proposed Merger may make it more difficult to maintain relationships with customers, associates, or suppliers, (4) the required governmental approvals of the proposed Merger may not be obtained on the expected terms and schedule, (5) Premier’s shareholders and/or WesBanco’s shareholders may not approve the proposed Merger and the merger agreement, and WesBanco’s shareholders may not approve the issuance of shares of WesBanco common stock in the proposed Merger. Further information regarding additional factors that could affect the forward-looking statements can be found in the cautionary language included under the headings “Cautionary Note Regarding Forward-Looking Statements” (in the case of Premier), “Forward-Looking Statements” (in the case of WesBanco), and “Risk Factors” in Premier’s and WesBanco’s Annual Reports on Form 10-K for the year ended December 31, 2023, and other documents subsequently filed by Premier and WesBanco with the SEC. These risks and uncertainties include other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2023 and any further amendments thereto. All forward-looking statements made in this document are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its June 30, 2024, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC, including with respect to the Merger. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net interest income, core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net interest income as net interest income on a tax-equivalent basis excluding income from PPP loans and purchase accounting marks accretion. We define core net income as net income excluding the after-tax impacts of the insurance agency gain on sale and transaction costs. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of the insurance agency gain on sale and transaction costs. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for income from PPP loans, purchase accounting marks accretion, or the insurance agency sale. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our non-GAAP reporting measures.

Subsequent Event

As announced and further described in a separate press release jointly issued by Premier and WesBanco, Inc. today, Premier and WesBanco have entered into a merger agreement.

Consolidated Balance Sheets (Unaudited)

Premier Financial Corp.

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2024	2024	2023	2023	2023
Assets
Cash and cash equivalents
Cash and amounts due from depositories	$72,053	$57,956	$81,973	$70,642	$71,096
Interest-bearing deposits	83,598	31,725	32,783	46,855	50,631

	155,651	89,681	114,756	117,497	121,727

Available-for-sale, carried at fair value	1,081,120	1,014,433	946,708	911,184	961,123
Equity securities, carried at fair value	5,559	5,736	5,773	5,860	6,458

Securities investments	1,086,679	1,020,169	952,481	917,044	967,581

Loans (1)	6,682,138	6,693,745	6,739,387	6,696,869	6,708,568
Allowance for credit losses - loans	(77,222)	(76,679)	(76,512)	(76,513)	(75,921)

Loans, net	6,604,916	6,617,066	6,662,875	6,620,356	6,632,647
Loans held for sale	138,604	137,523	145,641	135,218	128,079
Mortgage servicing rights	18,140	18,628	18,696	19,642	20,160
Accrued interest receivable	35,334	34,795	33,446	34,648	30,056
Federal Home Loan Bank stock	32,189	26,075	21,760	25,049	39,887
Bank Owned Life Insurance	183,409	182,203	181,544	172,906	171,856
Office properties and equipment	55,073	57,231	56,878	55,679	55,736
Real estate and other assets held for sale	394	255	243	387	561
Goodwill	295,602	295,602	295,602	295,602	295,602
Core deposit and other intangibles	10,250	11,196	12,186	13,220	14,298
Other assets	162,452	140,630	129,841	155,628	138,021

Total Assets	$8,778,693	$8,631,054	$8,625,949	$8,562,876	$8,616,211

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,438,764	$1,467,161	$1,591,979	$1,545,595	$1,573,837
Interest-bearing deposits	5,357,112	5,347,444	5,209,123	5,127,863	5,007,358
Brokered deposits	382,678	368,782	341,944	392,181	413,237

Total deposits	7,178,554	7,183,387	7,143,046	7,065,639	6,994,432
Advances from FHLB	393,000	253,000	280,000	339,000	455,000
Subordinated debentures	85,292	85,261	85,229	85,197	85,166
Advance payments by borrowers	13,391	16,861	23,277	22,781	26,045
Reserve for credit losses - unfunded commitments	3,343	3,614	4,307	4,690	5,708
Other liabilities	125,984	114,590	114,463	126,002	112,889

Total Liabilities	7,799,564	7,656,713	7,650,322	7,643,309	7,679,240
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock, net	306	306	306	306	306
Additional paid-in-capital	689,743	689,468	690,585	690,038	689,579
Accumulated other comprehensive income (loss)	(163,038)	(162,081)	(153,719)	(200,282)	(168,721)

Retained earnings	581,715	576,648	569,937	560,945	547,336
Treasury stock, at cost	(129,597)	(130,000)	(131,482)	(131,440)	(131,529)

Total Stockholders’ Equity	979,129	974,341	975,627	919,567	936,971

Total Liabilities and Stockholders’ Equity	$8,778,693	$8,631,054	$8,625,949	$8,562,876	$8,616,211

(1) Includes PPP loans of:	$369	$417	$469	$526	$577

Consolidated Statements of Income (Unaudited)

Premier Financial Corp.

	Three Months Ended					Six Months Ended
(in thousands, except per share amounts)	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23	6/30/24	6/30/23
Interest Income:
Loans	$88,560	$87,597	$87,924	$86,612	$81,616	$176,156	$157,674
Investment securities	8,666	7,602	7,013	6,943	6,997	16,268	14,257
Interest-bearing deposits	638	609	740	652	641	1,247	1,085
FHLB stock dividends	606	534	621	690	905	1,141	1,299

Total interest income	98,470	96,342	96,298	94,897	90,159	194,812	174,315
Interest Expense:
Deposits	43,927	42,567	39,250	34,874	26,825	86,494	48,283
FHLB advances	4,159	3,039	3,328	4,597	8,217	7,198	13,554
Subordinated debentures	1,159	1,162	1,169	1,162	1,125	2,321	2,199
Notes Payable	—	—	—	—	—	—	—

Total interest expense	49,245	46,768	43,747	40,633	36,167	96,013	64,036

Net interest income	49,225	49,574	52,551	54,264	53,992	98,799	110,279
Provision (benefit) for credit losses - loans	3,173	560	2,143	245	1,410	3,733	5,354
Provision (benefit) for credit losses - unfunded commitments	(271)	(693)	(382)	(1,018)	(870)	(964)	(1,108)

Total provision (benefit) for credit losses	2,902	(133)	1,761	(773)	540	2,769	4,246

Net interest income after provision	46,323	49,707	50,790	55,037	53,452	96,030	106,033
Non-interest Income:
Service fees and other charges	7,008	6,467	6,761	6,947	7,190	13,475	13,618
Mortgage banking income	2,047	2,350	802	3,274	2,940	4,396	2,666
Gain (loss) on sale of non-mortgage loans	—	67	94	—	71	67	71
Gain (loss) on sale of available for sale securities	—	—	10	—	(7)	—	27
Gain (loss) on equity securities	(176)	(37)	665	256	71	(213)	(1,374)
Gain on sale of insurance agency	—	—	—	—	36,296	—	36,296
Insurance commissions	—	—	—	—	4,131	—	8,856
Wealth management income	1,842	1,713	1,791	1,509	1,537	3,556	3,022
Income from Bank Owned Life Insurance	1,207	1,697	1,532	1,050	1,015	2,904	2,432
Other non-interest income	150	239	134	217	102	389	194

Total non-interest Income	12,078	12,496	11,789	13,253	53,346	24,574	65,808
Non-interest Expense:
Compensation and benefits	21,353	23,394	20,963	21,813	24,175	44,747	49,833
Occupancy	3,434	3,365	3,318	3,145	3,320	6,799	6,894
FDIC insurance premium	1,150	1,120	1,383	1,346	1,786	2,270	3,074
Financial institutions tax	980	1,035	761	989	961	2,015	1,813
Data processing	5,067	4,670	4,678	4,010	3,640	9,737	7,503
Amortization of intangibles	946	990	1,033	1,078	1,223	1,936	2,493
Other non-interest expense	5,228	5,326	5,757	5,671	5,738	10,554	12,024

Total non-interest operating expenses	38,158	39,900	37,893	38,052	40,843	78,058	83,634
Transaction costs	50	—	—	—	3,652	50	3,652

Total non-interest expenses	38,208	39,900	37,893	38,052	44,495	78,108	87,286

Income (loss) before income taxes	20,193	22,303	24,686	30,238	62,303	42,496	84,555

Income tax expense (benefit)	4,017	4,514	4,616	5,551	13,912	8,531	18,015

Net income (loss)	$16,176	$17,789	$20,070	$24,687	$48,391	$33,965	$66,540

Earnings per common share:
Basic	$0.45	$0.50	$0.56	$0.69	$1.35	$0.95	$1.86
Diluted	$0.45	$0.50	$0.56	$0.69	$1.35	$0.95	$1.86
Average Shares Outstanding:
Basic	35,715	35,772	35,655	35,730	35,722	35,696	35,686
Diluted	35,793	35,771	35,772	35,794	35,800	35,789	35,750

Premier Financial Corp.

Selected Quarterly Information

	Three Months Ended					Six Months Ended
(dollars in thousands, except per share data)	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23	6/30/24	6/30/23
Summary of Operations
Tax-equivalent interest income (1)	$98,542	$96,417	$96,340	$94,951	$90,226	$194,959	$174,485
Interest expense	49,245	46,768	43,747	40,633	36,167	96,013	64,036
Tax-equivalent net interest income (1)	49,297	49,649	52,593	54,318	54,059	98,946	110,449
Provision expense for credit losses	2,902	(133)	1,761	(773)	540	2,769	4,246
Non-interest income (ex securities gains/losses)	12,254	12,533	11,114	12,997	53,282	24,787	67,155
Core non-interest income (ex securities gains/losses) (2)	12,254	12,533	11,114	12,997	16,986	24,787	30,859
Non-interest expense	38,208	39,900	37,893	38,052	44,495	78,108	87,286
Core non-interest expense (2)	38,158	39,900	37,893	38,052	40,843	78,058	83,634
Income tax expense (benefit)	4,017	4,514	4,616	5,551	13,912	8,531	18,015
Net income (loss)	16,176	17,789	20,070	24,687	48,391	33,965	66,540
Core net income (2)	16,215	17,789	20,070	24,687	24,230	34,004	42,379
Tax equivalent adjustment (1)	72	75	42	54	67	147	170
At Period End
Total assets	$8,778,693	$8,631,054	$8,625,949	$8,562,876	$8,616,211
Goodwill and intangibles	305,852	306,798	307,788	308,822	309,900
Tangible assets (3)	8,472,841	8,324,256	8,318,161	8,254,054	8,306,311
Earning assets	7,945,986	7,832,558	7,815,540	7,744,522	7,818,825
Loans	6,682,138	6,693,745	6,739,387	6,696,869	6,708,568
Allowance for loan losses	77,222	76,679	76,512	76,513	75,921
Deposits	7,178,554	7,183,387	7,143,046	7,065,639	6,994,432
Stockholders’ equity	979,129	974,341	975,627	919,567	936,971
Stockholders’ equity / assets	11.15%	11.29%	11.31%	10.74%	10.87%
Tangible equity (3)	673,277	667,543	667,839	610,745	627,071
Tangible equity / tangible assets	7.95%	8.02%	8.03%	7.40%	7.55%
Average Balances
Total assets	$8,646,024	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,618,985	$8,515,898
Earning assets	8,016,157	7,956,887	7,936,648	7,969,363	7,951,520	7,986,522	7,871,629
Loans	6,730,698	6,745,823	6,754,782	6,763,232	6,714,240	6,738,261	6,625,155
Deposits and interest-bearing liabilities	7,533,717	7,476,431	7,447,324	7,486,595	7,538,674	7,505,073	7,462,732
Deposits	7,119,191	7,144,343	7,098,265	7,045,827	6,799,605	7,131,767	6,816,469
Stockholders’ equity	968,451	974,560	930,835	939,456	921,441	971,505	911,569

Goodwill and intangibles	306,303	307,226	308,243	309,330	334,862	306,765	335,636
Tangible equity (3)	662,148	667,334	622,592	630,126	586,579	664,740	575,933
Per Common Share Data
Earnings per share (“EPS”) - Basic	$0.45	$0.50	$0.56	$0.69	$1.35	$0.95	$1.86
EPS - Diluted	0.45	0.50	0.56	0.69	1.35	0.95	1.86
EPS - Core diluted (2)	0.45	0.50	0.56	0.69	0.68	0.95	1.19
Dividends Paid	0.31	0.31	0.31	0.31	0.31	0.62	0.62
Market Value:
High	$21.30	$24.50	$24.87	$22.89	$21.01	$24.15	$27.99
Low	18.72	18.68	15.79	15.70	13.60	18.72	13.60
Close	20.46	20.30	24.10	17.06	16.02	20.46	16.02
Common Book Value	27.32	27.20	27.31	25.74	26.23
Tangible Common Book Value (3)	18.79	18.64	18.69	17.09	17.55
Shares outstanding, end of period (000s)	35,840	35,817	35,730	35,731	35,727
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	2.46%	2.50%	2.65%	2.73%	2.72%	2.48%	2.81%
Return on average assets	0.75%	0.83%	0.93%	1.14%	2.26%	0.79%	1.58%
Core return on average assets (2)	0.75%	0.83%	0.93%	1.14%	1.13%	0.79%	1.00%
Return on average equity	6.72%	7.34%	8.55%	10.43%	21.06%	7.03%	14.72%
Core return on average equity (2)	6.73%	7.34%	8.55%	10.43%	10.55%	7.04%	9.38%
Return on average tangible equity	9.83%	10.72%	12.79%	15.54%	33.09%	10.28%	23.30%
Core return on average tangible equity (2)	9.85%	10.72%	12.79%	15.54%	16.57%	10.29%	14.84%
Efficiency ratio (4)	62.08%	64.17%	59.48%	56.53%	41.45%	63.13%	49.15%
Core efficiency ratio (2)	61.99%	64.17%	59.48%	56.53%	57.49%	63.09%	59.19%
Non-interest expenses / average assets	1.78%	1.87%	1.76%	1.76%	2.08%	1.82%	2.07%
Core non-interest expenses / average assets	1.78%	1.87%	1.76%	1.76%	1.91%	1.82%	1.98%
Effective tax rate	19.89%	20.24%	18.70%	18.36%	22.33%	20.07%	21.31%
Core effective tax rate	19.90%	20.24%	18.70%	18.36%	22.33%	20.08%	18.36%
Common dividend payout ratio	68.89%	62.00%	55.36%	44.93%	22.96%	65.26%	33.33%
Core common dividend payout ratio	68.89%	62.00%	55.36%	44.93%	22.96%	65.26%	52.10%

(1)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Core items exclude the impact of strategic merger and insurance agency disposition related items. See non-GAAP reconciliations.
(3)

Tangible assets = total assets less the sum of goodwill and core deposit and other intangibles. Tangible equity = total stockholders’ equity less the sum of goodwill, core deposit and other intangibles, and preferred stock. Tangible common book value = tangible equity divided by shares outstanding at the end of the period.

(4)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.

Premier Financial Corp.

Yield Analysis

(dollars in thousands)	Three Months Ended					Six Months Ended
	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23	6/30/24	6/30/23
Average Balances
Interest-earning assets:
Loans receivable (1)	$6,730,698	$6,745,823	$6,754,782	$6,763,232	$6,714,240	$6,738,261	$6,625,155
Securities	1,221,006	1,152,346	1,121,231	1,137,730	1,155,451	1,186,676	1,172,809
Interest Bearing Deposits	37,226	34,924	36,761	38,210	36,730	36,075	35,898
FHLB stock	27,227	23,794	23,874	30,191	45,099	25,510	37,767

Total interest-earning assets	8,016,157	7,956,887	7,936,648	7,969,363	7,951,520	7,986,522	7,871,629
Non-interest-earning assets	629,867	635,060	599,545	612,856	646,266	632,463	644,269

Total assets	$8,646,024	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,618,985	$8,515,898

Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$5,669,033	$5,650,823	$5,541,498	$5,490,945	$5,195,727	$5,659,928	$5,137,442
FHLB advances and other	329,253	246,846	263,848	355,576	653,923	288,049	561,133
Subordinated debentures	85,273	85,242	85,211	85,179	85,146	85,257	85,130
Notes payable	—	—	—	13	—	—	—

Total interest-bearing liabilities	6,083,559	5,982,911	5,890,557	5,931,713	5,934,796	6,033,234	5,783,705
Non-interest bearing deposits	1,450,158	1,493,520	1,556,767	1,554,882	1,603,878	1,471,839	1,679,027

Total including non-interest-bearing deposits	7,533,717	7,476,431	7,447,324	7,486,595	7,538,674	7,505,073	7,462,732
Other non-interest-bearing liabilities	143,856	140,956	158,034	156,168	137,671	142,407	141,597

Total liabilities	7,677,573	7,617,387	7,605,358	7,642,763	7,676,345	7,647,480	7,604,329
Stockholders’ equity	968,451	974,560	930,835	939,456	921,441	971,505	911,569

Total liabilities and stockholders’ equity	$8,646,024	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,618,985	$8,515,898

IEAs/IBLs	132%	133%	135%	134%	134%	132%	136%
Interest Income/Expense
Interest-earning assets:
Loans receivable (2)	$88,567	$87,603	$87,929	$86,618	$81,622	$176,169	$157,684
Securities (2)	8,731	7,671	7,050	6,991	7,058	16,402	14,417
Interest Bearing Deposits	638	609	740	652	641	1,247	1,085
FHLB stock	606	534	621	690	905	1,141	1,299

Total interest-earning assets	98,542	96,417	96,340	94,951	90,226	194,959	174,485

Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$43,927	$42,567	$39,250	$34,874	$26,825	$86,494	$48,283
FHLB advances and other	4,159	3,039	3,328	4,597	8,217	7,198	13,554
Subordinated debentures	1,159	1,162	1,169	1,162	1,125	2,321	2,199
Notes payable	—	—	—	—	—	—	—

Total interest-bearing liabilities	49,245	46,768	43,747	40,633	36,167	96,013	64,036
Non-interest bearing deposits	—	—	—	—	—	—	—

Total including non-interest-bearing deposits	49,245	46,768	43,747	40,633	36,167	96,013	64,036

Net interest income	$49,297	$49,649	$52,593	$54,318	$54,059	$98,946	$110,449

Annualized Average Rates
Interest-earning assets:
Loans receivable	5.26%	5.19%	5.21%	5.12%	4.86%	5.23%	4.76%
Securities (3)	2.86%	2.66%	2.52%	2.46%	2.44%	2.76%	2.46%
Interest Bearing Deposits	6.86%	6.98%	8.05%	6.83%	6.98%	6.91%	6.04%
FHLB stock	8.90%	8.98%	10.40%	9.14%	8.03%	8.95%	6.88%

Total interest-earning assets	4.92%	4.85%	4.86%	4.77%	4.54%	4.88%	4.43%
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	3.10%	3.01%	2.83%	2.54%	2.07%	3.06%	1.88%
FHLB advances and other	5.05%	4.92%	5.05%	5.17%	5.03%	5.00%	4.83%
Subordinated debentures	5.44%	5.45%	5.49%	5.46%	5.29%	5.44%	5.17%
Notes payable	—	—	—	—	—	—	—

Total interest-bearing liabilities	3.24%	3.13%	2.97%	2.74%	2.44%	3.18%	2.21%
Non-interest bearing deposits	—	—	—	—	—	—	—

Total including non-interest-bearing deposits	2.61%	2.50%	2.35%	2.17%	1.92%	2.56%	1.72%

Net interest spread	1.68%	1.72%	1.89%	2.03%	2.10%	1.70%	2.22%

Net interest margin (4)	2.46%	2.50%	2.65%	2.73%	2.72%	2.48%	2.81%

(1) Includes average PPP loans of:	$394	$442	$495	$553	$673	$418	$818

(2)

Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(3)	Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Premier Financial Corp.

Deposits and Liquidity

(dollars in thousands)

	As of and for the Three Months Ended
	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23
Ending Balances
Non-interest-bearing demand deposits	$1,438,764	$1,467,161	$1,591,979	$1,545,595	$1,573,837
Savings deposits	632,831	656,122	677,679	709,938	748,392
Interest-bearing demand deposits	530,932	553,331	565,757	580,069	594,325
Money market account deposits	1,437,688	1,426,809	1,374,526	1,279,551	1,282,721
Time deposits	1,052,934	1,051,955	998,002	925,353	904,717
Public funds, ICS and CDARS deposits	1,702,727	1,659,227	1,593,159	1,632,952	1,477,203
Brokered deposits	382,678	368,782	341,944	392,181	413,237

Total deposits	$7,178,554	$7,183,387	$7,143,046	$7,065,639	$6,994,432

Average Balances
Non-interest-bearing demand deposits	$1,450,158	$1,493,520	$1,556,767	$1,554,882	$1,603,878
Savings deposits	643,523	663,786	691,295	728,545	762,074
Interest-bearing demand deposits	546,496	547,168	557,210	575,744	603,572
Money market account deposits	1,430,619	1,411,075	1,331,623	1,278,381	1,311,177
Time deposits	1,049,566	1,025,946	959,420	912,579	872,991
Public funds, ICS and CDARS deposits	1,636,188	1,618,554	1,614,339	1,573,213	1,399,749
Brokered deposits	362,641	384,294	387,611	422,483	246,164

Total deposits	$7,119,191	$7,144,343	$7,098,265	$7,045,827	$6,799,605

Average Rates
Non-interest-bearing demand deposits	0.00%	0.00%	0.00%	0.00%	0.00%
Savings deposits	0.03%	0.03%	0.03%	0.03%	0.02%
Interest-bearing demand deposits	0.08%	0.12%	0.13%	0.11%	0.10%
Money market account deposits	2.94%	2.83%	2.65%	2.02%	1.73%
Time deposits	3.80%	3.55%	3.15%	2.68%	2.27%
Public funds, ICS and CDARS deposits	4.52%	4.48%	4.30%	4.18%	3.71%
Brokered deposits	5.32%	5.33%	5.46%	5.36%	4.92%

Total deposits	2.47%	2.38%	2.21%	1.98%	1.58%

Other Deposits Data
Loans/Deposits Ratio	93.1%	93.2%	94.3%	94.8%	95.9%
Uninsured deposits %	32.5%	32.6%	33.1%	32.8%	31.5%
Adjusted uninsured deposits % (1)	17.0%	17.6%	18.9%	17.7%	17.3%
Top 20 depositors %	14.4%	14.0%	13.9%	14.1%	12.4%
Public funds %	18.9%	18.5%	17.9%	18.8%	17.5%
Average account size (excluding brokered)	$27.5	$27.0	$26.9	$27.1	$26.7
Securities Data
Held-to-maturity (HTM) at fair value	$—	$—	$—	$—	$—
Available-for-sale (AFS) at fair value (2)	1,081,120	1,014,433	946,708	911,184	961,123
Equity investment at fair value (3)	5,559	5,736	5,773	5,860	6,458

Total securities at fair value	$1,086,679	$1,020,169	$952,481	$917,044	$967,581

Cash+Securities/Assets	14.2%	12.9%	12.4%	12.1%	12.6%
Projected AFS cash flow in next 12 months	$115,609	$89,563	$69,067	$66,495	$64,687
AFS average life (years)	4.9	5.3	6.2	6.5	6.5

Liquidity Sources
Cash and cash equivalents	$155,651	$89,681	$114,756	$117,497	$121,727
Unpledged securities at fair value	477,776	398,610	314,385	280,916	298,471
FHLB borrowing capacity	1,247,632	1,383,086	1,336,707	1,311,091	1,542,459
Brokered deposits	492,359	491,447	513,767	316,697	288,719
Bank and parent lines of credit	70,000	70,000	70,000	70,000	70,000
Federal Reserve - Discount Window and BTFP (4)	702,712	680,456	620,518	471,395	491,141

Total	$3,146,130	$3,113,280	$2,970,133	$2,567,596	$2,812,517

Total liquidity to adjusted uninsured deposits ratio	255.7%	244.7%	218.3%	204.0%	230.5%

(1)	Adjusted for collateralized deposits, other insured deposits and intra-company accounts.
(2)	Mark-to-market included in accumulated other comprehensive income.
(3)	Mark-to-market included in net income each quarter.
(4)	Includes capacity related to unpledged securities at par value in excess of fair value under Bank Term Funding Program prior to 3/31/24.

Premier Financial Corp.

Loans and Capital

(dollars in thousands)

	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23
Loan Portfolio Composition
Residential real estate	$1,805,984	$1,816,416	$1,810,265	$1,797,676	$1,711,632
Residential real estate construction	9,649	15,009	28,794	51,637	111,708

Total residential loans	1,815,633	1,831,425	1,839,059	1,849,313	1,823,340

Commercial real estate	2,844,792	2,830,086	2,839,905	2,820,410	2,848,410
Commercial construction	513,652	535,294	528,563	502,502	472,328
Commercial excluding PPP	1,037,718	1,030,620	1,056,334	1,038,939	1,068,795

Core commercial loans (1)	4,396,162	4,396,000	4,424,802	4,361,851	4,389,533

Consumer direct/indirect	187,936	187,664	193,830	203,800	210,390
Home equity and improvement lines	268,699	265,362	267,960	269,053	272,792

Total consumer loans	456,635	453,026	461,790	472,853	483,182

Deferred loan origination fees	13,339	12,877	13,267	12,326	11,936

Core loans (1)	6,681,769	6,693,328	6,738,918	6,696,343	6,707,991
PPP loans	369	417	469	526	577

Total loans	$6,682,138	$6,693,745	$6,739,387	$6,696,869	$6,708,568

Loans held for sale	$138,604	$137,523	$145,641	$135,218	$128,079
Core residential loans (1)	1,954,237	1,968,948	1,984,700	1,984,531	1,951,419
Total loans including loans held for sale but excluding PPP	6,820,373	6,830,851	6,884,559	6,831,561	6,836,070
Undisbursed construction loan funds - residential	$52,140	$57,246	$72,748	$82,689	$102,198
Undisbursed construction loan funds - commercial	123,445	151,677	208,718	284,610	353,455

Undisbursed construction loan funds - total	175,585	208,923	281,466	367,299	455,653

Total construction loans including undisbursed funds	$698,886	$759,226	$838,823	$921,438	$1,039,689

Gross loans (2)	$6,844,384	$6,889,791	$7,007,586	$7,051,842	$7,152,285

Fixed rate loans %	48.7%	49.0%	49.3%	49.8%	49.8%
Floating rate loans %	16.2%	16.5%	15.6%	15.8%	15.9%
Adjustable rate loans repricing within 1 year %	5.2%	3.4%	3.4%	2.9%	1.5%
Adjustable rate loans repricing over 1 year %	29.9%	31.1%	31.7%	31.5%	32.8%

Commercial Real Estate Loans Composition
Non owner occupied excluding office	$1,047,892	$1,026,598	$1,027,801	$1,023,585	$1,012,400
Non owner occupied office	186,266	189,436	205,302	207,869	225,046
Owner occupied excluding office	668,327	656,825	653,849	597,303	603,650
Owner occupied office	107,555	112,706	113,679	106,761	107,240
Multifamily	642,469	652,371	642,651	627,602	633,909
Agriculture land	121,597	121,102	121,544	119,710	123,104
Other commercial real estate	70,686	71,048	75,079	137,580	143,061

Total commercial real estate loans	$2,844,792	$2,830,086	$2,839,905	$2,820,410	$2,848,410

Capital Balances
Total equity	$979,129	$974,341	$975,627	$919,567	$936,971
Less: Regulatory goodwill and intangibles	300,770	301,716	302,706	303,740	304,818
Less: Accumulated other comprehensive income/(loss) (“AOCI”)	(163,038)	(162,081)	(153,719)	(200,282)	(168,721)

Common equity tier 1 capital (“CET1”)	841,397	834,706	826,640	816,109	800,874
Add: Tier 1 subordinated debt	35,000	35,000	35,000	35,000	35,000

Tier 1 capital	876,397	869,706	861,640	851,109	835,874
Add: Regulatory allowances	80,247	79,827	80,231	80,791	80,812
Add: Tier 2 subordinated debt	50,000	50,000	50,000	50,000	50,000

Total risk-based capital	$1,006,644	$999,533	$991,871	$981,900	$966,686

Total risk-weighted assets	$7,062,328	$7,013,832	$7,066,743	$7,329,471	$7,381,940

Capital Ratios
CET1 Ratio	11.91%	11.90%	11.70%	11.13%	10.85%
CET1 Ratio including AOCI	9.61%	9.59%	9.52%	8.40%	8.56%
Tier 1 Capital Ratio	12.41%	12.40%	12.19%	11.61%	11.32%
Tier 1 Capital Ratio including AOCI	10.10%	10.09%	10.02%	8.88%	9.04%
Total Capital Ratio	14.25%	14.25%	14.04%	13.39%	13.10%
Total Capital Ratio including AOCI	11.95%	11.94%	11.86%	10.66%	10.81%

(1)

Core loans represents total loans excluding undisbursed loan funds, deferred loan origination fees and PPP loans. Core commercial loans represents total commercial real estate, commercial and commercial construction excluding commercial undisbursed loan funds, deferred loan origination fees and PPP loans. Core residential loans represents total loans held for sale, one to four family residential real estate and residential construction excluding residential undisbursed loan funds and deferred loan origination fees.

(2)	Gross loans represent total loans including undisbursed construction funds but excluding deferred loan origination fees.

Premier Financial Corp.

Loan Delinquency Information

(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total
June 30, 2024
One to four family residential real estate	$1,805,984	$1,781,241	$8,960	0.50%	$15,783	0.87%
Construction	698,886	698,886	—	0.00%	—	0.00%
Commercial real estate	2,844,792	2,832,095	8,581	0.30%	4,116	0.14%
Commercial	1,038,087	998,954	328	0.03%	38,805	3.74%
Home equity and improvement	268,699	264,563	2,478	0.92%	1,658	0.62%
Consumer finance	187,936	179,842	4,298	2.29%	3,796	2.02%

Gross loans	$6,844,384	$6,755,581	$24,645	0.36%	$64,158	0.94%

March 31, 2024
One to four family residential real estate	$1,816,416	$1,797,169	$5,834	0.32%	$13,413	0.74%
Construction	759,226	759,226	—	0.00%	—	0.00%
Commercial real estate	2,830,086	2,821,750	1,083	0.04%	7,253	0.26%
Commercial	1,031,037	1,013,857	4,440	0.43%	12,740	1.24%
Home equity and improvement	265,362	260,683	2,613	0.98%	2,066	0.78%
Consumer finance	187,664	179,741	4,364	2.33%	3,559	1.90%

Gross loans	$6,889,791	$6,832,426	$18,334	0.27%	$39,031	0.57%

June 30, 2023
One to four family residential real estate	$1,711,632	$1,694,024	$7,320	0.43%	$10,288	0.60%
Construction	1,039,689	1,039,404	285	0.03%	—	0.00%
Commercial real estate	2,848,410	2,833,765	596	0.02%	14,049	0.49%
Commercial	1,069,372	1,057,057	4,290	0.40%	8,025	0.75%
Home equity and improvement	272,792	267,617	2,945	1.08%	2,230	0.82%
Consumer finance	210,390	204,404	3,587	1.70%	2,399	1.14%

Gross loans	$7,152,285	$7,096,271	$19,023	0.27%	$36,991	0.52%

Loan Risk Ratings Information

(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total
June 30, 2024
One to four family residential real estate	$1,796,799	$1,781,780	$470	0.03%	$14,549	0.81%
Construction	698,886	691,386	7,500	1.07%	—	0.00%
Commercial real estate	2,842,924	2,747,835	48,238	1.70%	46,851	1.65%
Commercial	1,034,491	952,016	37,107	3.59%	45,368	4.39%
Home equity and improvement	267,300	265,847	—	0.00%	1,453	0.54%
Consumer finance	187,816	184,242	—	0.00%	3,574	1.90%
PCD loans	16,168	13,480	164	1.01%	2,524	15.61%

Gross loans	$6,844,384	$6,636,586	$93,479	1.37%	$114,319	1.67%

March 31, 2024
One to four family residential real estate	$1,806,724	$1,794,030	$487	0.03%	$12,207	0.68%
Construction	759,226	751,726	7,500	0.99%	—	0.00%
Commercial real estate	2,828,138	2,749,206	53,456	1.89%	25,476	0.90%
Commercial	1,027,101	945,049	32,487	3.16%	49,565	4.83%
Home equity and improvement	263,897	262,046	—	0.00%	1,851	0.70%
Consumer finance	187,501	184,214	—	0.00%	3,287	1.75%
PCD loans	17,204	12,006	2,485	14.44%	2,713	15.77%

Gross loans	$6,889,791	$6,698,277	$96,415	1.40%	$95,099	1.38%

June 30, 2023
One to four family residential real estate	$1,700,468	$1,689,666	$484	0.03%	$10,318	0.61%
Construction	1,039,689	1,031,356	8,333	0.80%	—	0.00%
Commercial real estate	2,847,035	2,797,688	20,751	0.73%	28,596	1.00%
Commercial	1,063,744	1,021,403	27,376	2.57%	14,965	1.41%
Home equity and improvement	270,722	269,038	—	0.00%	1,684	0.62%
Consumer finance	210,158	207,963	—	0.00%	2,195	1.04%
PCD loans	20,469	13,981	3,786	18.50%	2,702	13.20%

Gross loans	$7,152,285	$7,031,095	$60,730	0.85%	$60,460	0.85%

Premier Financial Corp.

Mortgage and Credit Information

(dollars in thousands)

	As of and for the Three Months Ended					Six Months Ended
Mortgage Banking Summary	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23	6/30/24	6/30/23
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$1,378	$1,283	$439	$2,584	$2,242	$2,661	$1,405
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,835	1,842	1,844	1,850	1,845	3,676	3,733
Amortization of mortgage servicing rights	(1,313)	(1,238)	(1,257)	(1,291)	(1,277)	(2,551)	(2,496)
Mortgage servicing rights valuation adjustments	147	463	(224)	131	130	610	24

	669	1,067	363	690	698	1,735	1,261

Total revenue from sale/servicing of mortgage loans	$2,047	$2,350	$802	$3,274	$2,940	$4,396	$2,666

Mortgage servicing rights:
Balance at beginning of period	$18,921	$19,452	$20,174	$20,823	$21,447	$19,452	$21,858
Loans sold, servicing retained	678	707	535	642	653	1,385	1,461
Amortization	(1,313)	(1,238)	(1,257)	(1,291)	(1,277)	(2,551)	(2,496)

Balance at end of period	18,286	18,921	19,452	20,174	20,823	18,286	20,823
Valuation allowance:
Balance at beginning of period	(293)	(756)	(532)	(663)	(793)	(756)	(687)
Impairment recovery (charges)	147	463	(224)	131	130	610	24

Balance at end of period	(146)	(293)	(756)	(532)	(663)	(146)	(663)

Net carrying value at end of period	$18,140	$18,628	$18,696	$19,642	$20,160	$18,140	$20,160

Allowance for credit losses - loans
Beginning allowance	$76,679	$76,512	$76,513	$75,921	$74,273	$76,512	$72,816
Provision (benefit) for credit losses - loans	3,173	560	2,143	245	1,410	3,733	5,354
Net recoveries (charge-offs)	(2,630)	(393)	(2,144)	347	238	(3,023)	(2,249)

Ending allowance	$77,222	$76,679	$76,512	$76,513	$75,921	$77,222	$75,921

Total loans	$6,682,138	$6,693,745	$6,739,387	$6,696,869	$6,708,568
Less: PPP loans	(369)	(417)	(469)	(526)	(577)

Total loans ex PPP	$6,681,769	$6,693,328	$6,738,918	$6,696,343	$6,707,991

Allowance for credit losses (ACL)	$77,222	$76,679	$76,512	$76,513	$75,921
Add: Unaccreted purchase accounting marks	575	889	1,160	1,526	1,901

Adjusted ACL	$77,797	$77,568	$77,672	$78,039	$77,822
ACL/Loans	1.16%	1.15%	1.14%	1.14%	1.13%
Adjusted ACL/Loans ex PPP	1.16%	1.16%	1.15%	1.17%	1.16%

Credit Quality
Total non-performing loans (1)	$64,158	$39,031	$35,491	$39,463	$36,991
Real estate owned (REO)	394	255	243	387	561

Total non-performing assets (2)	$64,552	$39,286	$35,734	$39,850	$37,552

Net charge-offs (recoveries)	2,630	393	2,144	(347)	(238)

Allowance for credit losses / non-performing assets	119.63%	195.18%	214.12%	192.00%	202.18%
Allowance for credit losses / non-performing loans	120.36%	196.46%	215.58%	193.89%	205.24%
Non-performing assets / loans plus REO	0.97%	0.59%	0.53%	0.60%	0.56%
Non-performing assets / total assets	0.74%	0.46%	0.41%	0.47%	0.44%
Net charge-offs (recoveries) / average loans	0.16%	0.02%	0.13%	-0.02%	-0.01%
Net charge-offs (recoveries) / average loans LTM	0.07%	0.03%	0.06%	0.04%	0.14%

(1)	Non-performing loans consist of non-accrual loans.
(2)	Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.

Premier Financial Corp.

Non-GAAP Reconciliations

	Three Months Ended					Six Months Ended
(In thousands, except per share and ratio data)	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23	6/30/24		6/30/23
Total non-interest expenses	$38,208	$39,900	$37,893	$38,052	$44,495		$78,108	$87,286
Less: Transaction costs (pre-tax)(1)	50	—	—	—	3,652		50	3,652

Core non-interest expenses	$38,158	$39,900	$37,893	$38,052	$40,843		$78,058	$83,634
Average total assets	$8,646,024	$8,591,947	$8,536,193	$8,582,219	$8,597,786		$8,618,985	$8,515,898
Core non-interest expenses / average assets	1.78%	1.87%	1.76%	1.76%	1.91%		1.82%	1.98%

Core non-interest expenses	$38,158	$39,900	$37,893	$38,052	$40,843		$78,058	$83,634
Less: Insurance agency expenses	—	—	—	—	3,432		—	6,425

Core non-interest expenses excluding insurance agency	$38,158	$39,900	$37,893	$38,052	$37,411	-$	78,058	$77,209

Non-interest income	$12,078	$12,496	$11,789	$13,253	$53,346		$24,574	$65,808
Less: Gain on sale of insurance agency (pre-tax)	—	—	—	—	36,296		—	36,296

Core non-interest income	$12,078	$12,496	$11,789	$13,253	$17,050		$24,574	$29,512
Less: Securities gains (losses)	(176)	(37)	675	256	64		(213)	(1,347)

Core non-interest income (ex securities gains/losses)	$12,254	$12,533	$11,114	$12,997	$16,986		$24,787	$30,859

Tax-equivalent net interest income	$49,297	$49,649	$52,593	$54,318	$54,059		$98,946	$110,449
Core non-interest income (ex securities gains/losses)	12,254	12,533	11,114	12,997	16,986		24,787	30,859

Total core revenues	61,551	62,182	63,707	67,315	71,045		123,733	141,308
Core non-interest expenses	$38,158	$39,900	$37,893	$38,052	$40,843		$78,058	$83,634

Core efficiency ratio	61.99%	64.17%	59.48%	56.53%	57.49%		63.09%	59.19%

Income (loss) before income taxes	$20,193	$22,303	$24,686	$30,238	$62,303		$42,496	$84,555
Add: Provision (benefit) for credit losses	2,902	(133)	1,761	(773)	540		2,769	4,246

Pre-tax pre-provision income	23,095	22,170	26,447	29,465	62,843	45,265	88,801
Add: Transaction costs (pre-tax)	50	—	—	—	3,652	50	3,652
Less: Gain on sale of insurance agency (pre-tax)	—	—	—	—	36,296	—	36,296

Core pre-tax pre-provision income	$23,145	$22,170	$26,447	$29,465	$30,199	$45,315	$56,157
Average total assets	$8,646,024	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,618,985	$8,515,898
Core pre-tax pre-provision return on average assets	1.08%	1.04%	1.23%	1.36%	1.41%	1.06%	1.33%

Net income (loss)	$16,176	$17,789	$20,070	$24,687	$48,391	$33,965	$66,540
Less: Gain on sale of insurance agency (pre-tax)	—	—	—	—	36,296	—	36,296
Add: Transaction costs (pre-tax)	50	—	—	—	3,652	50	3,652
Add: Tax impact of above items	(11)	—	—	—	8,483	(11)	8,483

Core net income	$16,215	$17,789	$20,070	$24,687	$24,230	$34,004	$42,379
Diluted shares - Reported	35,793	35,771	35,772	35,794	35,800	35,789	35,750
Core diluted EPS	$0.45	$0.50	$0.56	$0.69	$0.68	$0.95	$1.19

Average total assets	$8,646,024	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,618,985	$8,515,898
Core return on average assets	0.75%	0.83%	0.93%	1.14%	1.13%	0.79%	1.00%

Average total equity	$968,451	$974,560	$930,835	$939,456	$921,441	$971,505	$911,569
Core return on average equity	6.73%	7.34%	8.55%	10.43%	10.55%	7.04%	9.38%

Average total tangible equity	$662,148	$667,334	$622,592	$630,126	$586,579	$664,740	$575,933
Core return on average tangible equity	9.85%	10.72%	12.79%	15.54%	16.57%	10.29%	14.84%

(1)	Transaction costs for 2024 relate to the strategic merger transaction. Transaction costs for 2023 relate to the insurance agency sale.